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                                                                    EXHIBIT 7





                        ABT Building Products Corporation
                          One Neenah Center, Suite 600
                             Neenah, Wisconsin 54956


                                January 18, 1999





Mr. George Brophy
173 North Park Avenue
Neenah, Wisconsin 54956

                              Severance Arrangement

Dear Mr. Brophy:

                  The terms of this letter are intended to clarify your entitlement to severance payments in the event that you are terminated without Cause (as defined in your employment agreement) or you voluntarily terminate your employment within the period beginning 60 days after a Change of Control and ending 90 days after a Change of Control (as defined in the ABT Building Products Corporation Executive Severance Pay Plan) of ABT Building Products Corporation (the "Company"):

1. LUMP SUM SEVERANCE PAYMENT. Fifteen (15) days after a termination of your employment with the Company in a manner as set forth in the immediately prior paragraph, you shall receive a lump sum payment of $1,777,368, which shall be in full satisfaction of all rights to severance or other post-termination payments to which you are entitled, except as set forth elsewhere in this agreement (the "Agreement").

2. STOCK OPTIONS. All outstanding stock options held shall immediately vest upon a Change of Control, and upon your exercise of such stock options, you shall be entitled to receive the difference between the purchase price and the grant price of each option.







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3. MEDICAL/DENTAL INSURANCE. Medical/dental insurance continuation for you and your eligible dependents may be continued under COBRA, at your expense, through January 1, 2005 . You shall be liable for any taxes arising as a result of this continued coverage.

4. PENSION. Benefits accrued through the termination date are vested as provided under the applicable "Qualified Retirement Plan" documents.

5. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN #2. Benefits accrued through the termination date are vested as provided under the SERP document.

6. FULL SATISFACTION. You hereby acknowledge and agree that, except for the severance payments that will become payable to you hereunder if you do not revoke this Agreement as described in Section 9(d), you will not be entitled to any other compensation or benefits from the Company or its affiliates, including, without limitation, any other severance or termination benefits; PROVIDED that it is agreed that nothing in this Agreement shall constitute a waiver of your rights to vested benefits, if any, under the Company's group health plan in respect of your services to the Company prior to the date of termination (the "Termination Date").

7.       CONFIDENTIAL INFORMATION; CONFIDENTIALITY OF THIS AGREEMENT.

         (a) You will keep secret and retain in strictest confidence and will not release or divulge either orally or in writing to any person, firm or entity except as may be required by law or regulation or by order of any court, and will not use for the benefit of yourself or others, all confidential matters of the Company or its affiliates including, without limitation, (i) "know-how," trade secrets, details of client or consultant contracts, pricing policies, compensation arrangements, business acquisition plans, new personnel acquisition plans, and other projects and inventions and research projects of the Company or its affiliates learned by you heretofore, and (ii) each and every term of this Agreement.

         (b) You acknowledge and agree that the remedies available to the Company at law for a breach or threatened breach of any of the provisions of this Section 7 would be inadequate and, in recognition of this fact, you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order






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                  or permanent injunction or any other equitable remedy that may be available.

8. RETURN OF PROPERTY TO THE COMPANY. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, on microfilm or by other means, made or compiled by you, or made available to you relating to the Company or its affiliates or its business, are and shall remain the property of the Company and shall be delivered to the Company promptly upon the execution of this Agreement.

9.       GENERAL RELEASE.

         (a) For and in consideration of the severance payments, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; PROVIDED that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement (such released claims are collectively referred to herein as the "Released Claims").







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         (b)      Notwithstanding the generality of clause (a) above, the
                  Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

         (C) THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

         (d) You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven
                  (7) days after it is signed, and you understand that you will not receive any payments due you under this Agreement until such seven (7) day revocation period (the "Revocation Period") has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty- one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.






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10.      CONFLICT RESOLUTION. In the event that you bring a claim against the
         Company for enforcement of any of the provisions of this Agreement, the Company shall pay for all your legal fees and related expenses, unless your claim is determined by the judge or arbitrator to have been frivolous.

11. GOVERNING LAW. This Agreement will be governed, construed and interpreted under the laws of the State of New York.

12. ENTIRE AGREEMENT/COUNTERPARTS. This constitutes the entire agreement between the parties, and shall replace and supersede any prior plans, policies, arrangements with respect to your entitlement to severance payments. It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

                  Please evidence your agreement that the foregoing represents in its entirety your entitlements upon termination of employment without Cause and subsequent to a Change of Control by executing this agreement in the space provided below.

                                   ABT BUILDING PRODUCTS CORPORATION


                                   By:______________________________________


Accepted and agreed to:



---------------------
George Brophy






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